EXHIBIT 3.1
ARTICLES SUPPLEMENTARY
Reclassifying 5,421,296 shares of Series D
 Cumulative Redeemable Preferred Stock into Common Stock
PARKWAY PROPERTIES, INC., a Maryland corporation (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:
FIRST:            Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article V Section 3 of the Articles of Incorporation, as amended, of the Corporation (the "Charter"), and pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law, the Board has duly reclassified 5,421,296 shares of Series D Cumulative Redeemable Preferred Stock, par value $.001 per share, of the Corporation (the "Series D Preferred Stock") into 5,421,296 shares of Common Stock, par value $.001 per share, of the Corporation (the "Common Stock").
SECOND:   The reclassification increases the number of shares classified as Common Stock from 114,578,704 shares immediately prior to the reclassification to 120,000,000 shares immediately after the reclassification.  The reclassification decreases the number of shares classified as Series D Preferred Stock from 5,421,296 shares immediately prior to the reclassification to no shares immediately after the reclassification.
THIRD:          The terms of the Common Stock as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, are the same, in all respects, as those terms of the Common Stock set forth in the Corporation's Charter.
IN WITNESS WHEREOF, PARKWAY PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on May 16, 2013.
ATTEST:                                                                                                                                                                                                                    PARKWAY PROPERTIES, INC.

By:  /s/  Jeremy R. Dorsett                                                                                                                                                                                                                                          By:  /s/  James R. Heistand
Jeremy R. Dorsett, Secretary                                                                                                                                                                                                                                                          James R. Heistand, President
THE UNDERSIGNED, President of PARKWAY PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
                                                                                                                   /s/  James R. Heistand
                                                                                                                                                                                                                                                                                                                            James R. Heistand